EXHIBIT (a)(1)(B)

AKORN, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR NEW STOCK OPTIONS

ELECTION FORM

Before electing to participate in the offer to exchange Eligible Options for New Options (the “offer”) made by Akorn, Inc. (the “Company”) to Eligible Holders, please make sure you have received and understand the documents that make up the offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options dated October 21, 2009 (the “Offer to Exchange”), and (2) this Election Form. The offer provides Eligible Holders with the opportunity to exchange Eligible Options for New Options as set forth in Section 1 of the Offer to Exchange. The offer expires at 5:00 p.m., Central Time, on November 19, 2009, unless extended. To properly tender Eligible Options, a completed Election Form must be received before the Offer expires. Capitalized terms used but not defined in this Election Form shall have the same meaning ascribed to such terms in the Offer to Exchange.

ELECTION:

A list of all of your Eligible Options appear on the Grant Detail Report that you received along with this Election Form. Please indicate below whether you are electing (1) to participate in the offer or (2) not to participate in the offer. If you are electing to exchange some, but not all of your Eligible Options, please identify the Eligible Options you wish to exchange in the table provided below. If you wish to withdraw your previous election to participate in the offer, please check the Section II box below.

☐ Section I. Yes, I choose to participate in this offer.

Please select only one of the following two options:

☐ I elect to tender for exchange ALL of my Eligible Options.

I wish to tender for exchange all of my Eligible Options subject to the terms and conditions set forth in the Offer to Exchange and this Election Form.

☐ I elect to tender for exchange ONLY THE FOLLOWING DESIGNATED Eligible Options.

I have written in the table below the Eligible Options that I wish to exchange subject to the terms and conditions set forth in the Offer to Exchange and this Election Form. I understand that I cannot elect to exchange only a portion of any outstanding particular unexercised option grant. If I elect to exchange any Eligible Option, all unexercised option shares from such tendered Eligible Option will be tendered for exchange in the offer.

TOTAL NUMBER OF
OPTION GRANT #	OPTION GRANT DATE	ELIGIBLE OPTIONS	EXERCISE PRICE

In accordance with the terms and conditions set forth in the Offer to Exchange and this Election Form, if you elect to exchange some or all of your Eligible Options, such options will be exchanged for an equal number of New Options with an exercise price equal to the higher of $1.34 per share or the closing price per share of our common stock as reported by the NASDAQ Global Market (the “NASDAQ”) on the expiration date of the Offer. Each New Option granted in the offer will vest and become exercisable on the same schedule that originally applied to the tendered Eligible Option to which the New Option relates, except that the schedule will restart based on the grant date of the New Option. Each New Option will expire on the fifth anniversary of the grant date of the New Option. See Section 8 of the Offer to Exchange for more information. Except for the foregoing, the terms and conditions of the New Options will be substantially the same as the cancelled Eligible Options.

BY PARTICIPATING IN THE OFFER, YOU AGREE TO ALL TERMS AND CONDITIONS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE AND THIS ELECTION FORM.

In making this election, you agree that the Company may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the offer. Such personal data may be transferred to the Company and to third parties assisting the Company with the offer, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new, properly completed and signed Election Form prior to the Expiration Date, which will be 5:00 p.m., Central Time, on November 19, 2009, unless we extend the offer. The last valid election submitted according to the instructions provided below prior to the expiration of the offer shall control.

☐ Section II. No, I choose not to participate in this offer. If I previously elected to participate in the offer, I hereby withdraw such election.

I do not wish to exchange any of my Eligible Options. If I previously elected to participate in the offer, I hereby withdraw such election. I understand that I will not receive any New Options in exchange for my Eligible Options.

If you have questions regarding this Election Form of the Offer, please contact Renee Wolf by email at renee.wolf@akorn.com or by telephone at 1-800-932-5676 ext. 4911.

AGREEMENT TO TERMS OF ELECTION:

By electing to tender some or all of my Eligible Options for exchange, I acknowledge, understand and agree to all of the following:

1. I tender to the Company for exchange the Eligible Options indicated above in this Election Form and understand that, upon acceptance by the Company, this Election Form will constitute a binding agreement between the Company and me, unless the Company receives a later dated Election Form with respect to my Eligible Options before the offer expires.

2. If I validly tender Eligible Options for exchange, and such Eligible Options are accepted by the Company and cancelled, I will lose my rights to purchase any shares under such Eligible Options and I will receive in exchange an equal amount of New Options with a new, and possibly lower, exercise price.

3. Each New Option granted in the offer will vest and become exercisable on the same schedule that originally applied to the tendered Eligible Option to which the New Option relates, except that the schedule will restart based on the grant date of the New Option. The vesting period for the New Options will begin on the date the New Options are granted. The exercise price for the New Options will be equal to the higher of $1.34 per share or the closing price per share of the Company’s common stock as reported on the NASDAQ on the expiration date of the offer. Each New Option will expire on the fifth anniversary of the grant date of the New Option. Except for the foregoing, the terms and conditions of the New Options will be substantially the same as the related, cancelled Eligible Options.

4. The New Options will be nonqualified stock options for U.S. federal income tax purposes and will be subject to the terms and conditions of the Amended and Restated Akorn, Inc. 2003 Stock Option Plan, as amended September 1, 2009 (the “2003 Plan”).

5. To remain eligible to tender Eligible Options for exchange in the offer, I must be employed by the Company or one of its subsidiaries, or continue as a director of the Company, as applicable, on the date the offer commences and must remain an employee or director through the date that New Options are granted.

6. If I am an employee of the Company or one of its subsidiaries, nothing in the Offer to Exchange or this Election Form should be construed to confer upon me the right to remain an employee of the Company or one of its subsidiaries. The terms of my employment with the Company or one of its subsidiaries remain unchanged. The Company cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the New Option grant date or thereafter.

7. In accordance with Sections 6 and 14 of the Offer to Exchange, the Company may extend, terminate, and/or amend the offer. In any such event, any Eligible Options tendered for exchange but not accepted by the Company will remain in effect with their current terms and conditions.

8. My election to participate in the offer is entirely voluntary, and I may withdraw my decision to tender my Eligible Options at any time until the offer expires. My election to tender my Eligible Options will be irrevocable at 5:00 p.m., Central Time, on November 19, 2009, unless the offer is extended.

9. I hereby sell, assign and transfer to the Company all right, title and interest in and to all of the Eligible Options that I am tendering for exchange as specified in this Election Form.

10. I hereby represent and warrant that I have full power and authority to elect to tender the Eligible Options so indicated in this Election Form and that, when and to the extent such Eligible Options are accepted by the Company, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Eligible Options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the Eligible Options or New Options, or my spouse or registered domestic partner has consented to and agreed to be bound by this Election Form and the terms and conditions set forth herein. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Eligible Options I am electing to exchange.

11. My right to participate in the offer is an extraordinary item offered by the Company that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary, and which is outside the scope of my contract with the Company, if any.

12. No claim or entitlement to compensation or damages arises from the termination of the cancelled Eligible Options or diminution in value of the New Options or the underlying shares, and I irrevocably release the Company or any subsidiary from any such claim that may arise; if notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Election Form, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

13. The future value of the Company’s shares is uncertain and cannot be predicted with certainty.

14. If the shares underlying the New Options do not increase in value, my New Options will have no value.

15. The offer, the cancelled Eligible Options and the New Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for the Company or any subsidiary.

16. The Company will determine all questions as to the number of shares of common stock subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of my tender of Eligible Options. Subject to any order or decision of a court or arbitrator of competent jurisdiction, or any other applicable regulatory authority, the Company’s determination on these matters will be final and binding on all parties. The Company may reject any tender of Eligible Options that the Company determines is not in the appropriate form or would be unlawful to accept. The Company may waive any defect or irregularity in my tender of Eligible Options. My Eligible Options will not be accepted for exchange until I have cured all defects or irregularities to the Company’s satisfaction, or they have been waived by the Company before 5:00 p.m., Central Time, on the expiration date of the offer. Neither the Company nor any other person is obligated to give notice of any defects or irregularities involved in the tender or exchange of any Eligible Options.

17. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the offer or my acquisition of the underlying shares of common stock.

18. I have been advised to consult with my own personal tax, legal and financial advisors before deciding whether to participate in the offer.

19. I agree to all of the terms and conditions of the Offer to Exchange and this Election Form.

20. The Offer to Exchange, this Election Form and the grant of New Options are governed by, and subject to, United States federal and Louisiana state law, and to the requirements of the U.S. Securities and Exchange Commission as well as the terms and conditions set forth in the Offer to Exchange and this Election Form.

DELIVERY INSTRUCTIONS:

Please complete and sign this Election Form and return by hand delivery, mail or fax or by emailing a scanned or PDF copy no later than 5:00 p.m., Central Time, on November 19, 2009 to:

Akorn, Inc.
1925 W. Field Court, Suite 300
Lake Forest, Illinois 60045
Attn: Renee Wolf
Fax: (847) 574-1434
Email: renee.wolf@akorn.com

Your signature on and submission of this Election Form indicates that you agree to the terms, conditions and agreements set forth herein and the Offer to Exchange.

, 2009
Eligible Holder’s Signature	Date

Eligible Holder’s Name (please print)	Eligible Holder’s Phone Number

Eligible Holder’s Email Address

Signature Page to Election Form